Exhibit 99.1

FOR IMMEDIATE RELEASE

DPAC TECHNOLOGIES REPORTS FINANCIAL RESULTS FOR THE THIRD QUARTER OF FISCAL YEAR 2006

Garden Grove, Calif., January 17, 2006 – DPAC Technologies Corp. (OTCBB: DPAC), a technology company that provides embedded wireless networking and connectivity products, today reported results for its fiscal year 2006 third quarter ended November 30, 2005. For comparative purposes DPAC has reclassified certain financial information appearing in this press release as it relates to information for the quarter ended November 30, 2004 to present the memory stacking product line and the industrial, defense and aerospace (“IDA”) product line as discontinued operations.

Operating Results

For the third fiscal quarter, net sales from continuing operations were $378,000 compared to net sales of $334,000 for the third quarter of the previous year. The current year net sales consisted of $264,000 of Airborne product shipments, $26,000 of revenues derived from engineering contracts and $88,000 of royalty revenue from our technology license to QuaTech, as compared to the previous year’s third quarter, which consisted of $315,000 of Airborne product shipments and $19,000 of revenues derived from engineering development contracts. The product shipments during the current-year period consisted mainly of inventory items sold to QuaTech at or near cost. DPAC’s net loss from continuing operations totaled $504,000, or $(0.02) per share. The net loss from continuing operations for the prior year’s third quarter was $1.4 million, or $(0.06) per share. Included in general and administrative expenses are $235,000 of acquisition related expenses incurred during the third quarter in regard to the QuaTech acquisition transaction.

For the nine months ended November 30, 2005, net sales from continuing operations were $1.2 million as compared to $957,000 for the same period in the prior fiscal year. The current-year period’s net sales consisted of $938,000 of Airborne product shipments, $144,000 of revenues from engineering contracts and $100,000 of royalty revenue from the QuaTech license, as compared to $784,000 of Airborne product shipments and $173,000 of revenues derived from engineering development contracts for the previous-year period. DPAC’s net loss from continuing operations for the current-year period totaled $3.2 million, or $(0.13) per share. The net loss from continuing operations for the prior year’s nine-month period was $5.0 million, or $(0.22) per share, and included $573,000 of restructuring charges. During the current year’s nine-month period, DPAC expensed $595,000 of acquisition costs incurred in regard to the QuaTech acquisition transaction.

Subsequent to August 5, 2005 revenues from continuing operation were derived primarily from the collection of royalty payments from DPAC’s technology license to QuaTech. Additionally, substantially all the costs associated with sales and marketing and research and development efforts were transferred to QuaTech effective August 5, 2005. (See “QuaTech Transaction Update,” below.)

For the three and nine months ended November 30, 2005, discontinued operations realized a gain of $330,000 or $0.01 share, and $817,000 or $0.03 per share, respectively. For the three months and nine months ended November 30, 2004, discontinued operations realized a gain of $508,000, or $0.02 per share, and $2,000, or $0.00 per share, respectively. The current year gain resulted primarily from royalties earned under a license for the sale and manufacture of IDA products and the subleasing of vacated manufacturing space, resulting in the reduction of the associated restructuring expense accrual. The licensing agreement for the IDA products was paid in full during the fiscal third quarter, and therefore no further royalties will be realized under this agreement after the fiscal third quarter.

Balance Sheet Summary

At November 30, 2005, DPAC had total assets of $1.2 million, including cash and cash equivalents of $501,000 and no assets related to discontinued operations. This compares to total assets of $4.1 million at February 28, 2005, which included $2.7 million in cash and cash equivalents and $164,000 of assets related to discontinued operations. Working capital at November 30, 2005 was a deficit of $386,000 compared to working capital of $1.5 million at February 28, 2005. As a result of the recurring operating losses and anticipated need for additional capital in the next twelve months, Moss Adams LLP, DPAC’s independent registered public accounting firm, has included a going-concern emphasis paragraph in its auditor’s report on DPAC’s year-end February 28, 2005 financial statements. If DPAC does not complete the QuaTech acquisition transaction before February 28, 2006, DPAC will likely need to raise additional capital to continue operations.

QuaTech Transaction Update

On August 5, 2005, we amended the definitive merger agreement with QuaTech and simultaneously entered into a technology licensing agreement (the “License”) and a $500,000 convertible loan agreement (the “Bridge Loan”) with QuaTech’s largest shareholder, Development Capital Ventures LP (“DCV”). The definitive merger agreement and the license were further amended on October 20, 2005 to provide for a prepayment option for the exclusive license, and to remove the requirement to do a reverse split of DPAC common stock as a condition to close the merger. Details of these amendments are available in the Company’s Form 8-K filings with the SEC. DPAC has filed an S-4 registration statement with the SEC which became effective on January 11, 2006. The Form S-4 registration statement and joint proxy will be mailed to DPAC and QuaTech shareholders within a few days. DPAC intends to hold its shareholders’ meeting on February 23, 2006, for voting by DPAC’s shareholders of record as of January 4, 2006 on the QuaTech merger transaction, as well as other proposals.

As a result of the License Agreement, DPAC’s on-going business operations will consist primarily of the collection of royalties under the QuaTech License. If our shareholders do not approve the exclusive License with DCV and QuaTech, QuaTech will continue the licensing arrangement on a non-exclusive basis, and DPAC would have the potential ability to license the AirborneTM technology to other potential licensees. If the Merger with QuaTech is terminated for any reason, under the License Agreement QuaTech has the option, subject to DPAC shareholder approval, to purchase an exclusive AirborneTM product license for the fair market value of the technology as determined by independent appraisal. The License also provides QuaTech with the exclusive world-wide right, subject to shareholder approval, to sell, manufacture and distribute the AirborneTM products in exchange for specified royalties on products sold. If the merger between QuaTech and DPAC’s subsidiary is consummated, the License will become an intercompany transaction between affiliates, which would generally be insignificant to shareholders.

Comment and Outlook

Kim Early, DPAC’s Chief Executive Officer stated, “The joint proxy and Form S-4 registration statement will be mailed to shareholders very soon. The closure of the QuaTech merger transaction depends upon the approval of the shareholders, as well as the closing of additional debt financing arrangements for both QuaTech and DPAC. We’re optimistic that we will be able to satisfy these conditions and close the merger transaction sometime in shortly after February 23, 2006.”

About DPAC Technologies

Headquartered in Garden Grove, California, DPAC Technologies Corp. developed and licenses technology to QuaTech, Inc, to manufacture embedded wireless networking and connectivity products for machine-to-machine communication applications. DPAC’s wireless products are used by major OEMs in the transportation, instrumentation and industrial control, homeland security, medical diagnostics and logistics markets to provide remote data collection and control. DPAC’s web site address is www.dpactech.com.

Forward-Looking Statements

This press release includes forward-looking statements. You can identify these statements by their forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “guidance,” “estimate,” “intend,” “predict,” and “continue” or similar words or by their connection with any discussion of future events or circumstances or of management’s current estimates or beliefs. Forward-looking statements are subject to risks and uncertainties, and therefore results may differ materially from those set forth in those statements. Our financial resources could run out before we realize our goals. The QuaTech merger transaction is and shall continue to be subject to numerous conditions and contingencies until the transaction is completed. DPAC Technologies Corp. provides further detailed information to solicit their consent in the form of a proxy statement/prospectus filed with the Securities and Exchange Commission. The transaction’s costs and diversion of management attention could negatively impact results. Other factors that affect DPAC’s business and its ability to conclude a merger transaction include, but are not limited to, that our Airborne™ products are new, that the end customer for the products are original equipment manufacturers purchasing for new product introductions by them, and that all of these are subject to risks and uncertainties regarding new product introductions such as uncertainty of market acceptance. QuaTech needs to complete additional financing before it can complete the merger transaction with DPAC’s subsidiary as envisioned. Such financing may not be available in a timely manner. Also, there can be no assurance that such transaction will be completed, or if completed that it will be successful. The transaction would involve a change of control, in that voting control of DPAC may be given to former shareholders of QuaTech, and the principal former shareholder of QuaTech would be able to elect a majority of DPAC’s Board of Directors. More information about the risks and challenges faced by DPAC Technologies Corp. is contained in the Securities and Exchange Commission (SEC) filings made by DPAC Technologies Corp. on Forms 10-K, 10-Q and 8-K. DPAC Technologies Corp. specifically disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, future developments or otherwise.

Additional Information:

DPAC and QUATECH strongly urge their respective shareholders to read the relevant documents related to the QuaTech transaction filed by DPAC with the SEC, including especially the Proxy Statement/Prospectus filed on January 12, 2006, which is part of the Registration Statement on Form S-4/A filed on January 9, 2006, which became effective on January 11, 2006. These documents contain important information all the shareholders should consider. All DPAC’s SEC filings are made available free of charge at the SEC website (www.sec.gov). Such documents, when filed, also are made available free of charge by DPAC through its website. On April 27, 2005, August 9, 2005, October 24, 2005, November 22, 2005, December 13, 2006 and January 6, 2006, DPAC also filed Forms 8-K containing the agreements between DPAC and QUATECH. This news release is neither a solicitation of any proxies nor an offer of any securities of any kind whatsoever.

Contact:

AT DPAC TECHNOLOGIES:
Stephen Vukadinovich	Kim Early
Chief Financial Officer	Chief Executive Officer
(714) 898-0007	(714) 898-0007
Or Steve.Vukadinovich@dpactech.com	Or Kim.Early@dpactech.com

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DPAC TECHNOLOGIES CORP.

Condensed Balance Sheet Information

(unaudited)

(In 000’s)

	November 30, 2005	February 28, 2005
CURRENT ASSETS:
Cash and cash equivalents	$501	$2,694
Accounts receivable, net	424	253
Inventories	26	147
Prepaid expenses and other current assets	75	279
Current assets of discontinued operations	—	164

Total current assets	1,026	3,537

PROPERTY, Net	170	230
OTHER ASSETS	42	364

TOTAL	$1,238	$4,131

CURRENT LIABILITIES:
Note payable	$500	$148
Accounts payable	295	399
Accrued compensation	37	173
Accrued restructuring costs - current	184	627
Other accrued liabilities	150	176
Current liabilities of discontinued operations	246	468

Total current liabilities	1,412	1,991

ACCRUED RESTRUCTURING COSTS	420	258
NON-CURRENT LIABILITIES OF DISCONTINUED OPERATIONS	326	443
NET STOCKHOLDERS’ (DEFICIT) EQUITY	(920)	1,439

TOTAL	$1,238	$4,131

DPAC TECHNOLOGIES CORP.

Condensed Statement of Income

(Unaudited)

(in 000’s)

	For the Quarter Ended: November 30,		For the Nine Months Ended: November 30,
	2005	2004	2005	2004
Net Sales - Continuing Operations	$378	$334	$1,182	$957
Cost of sales	271	221	874	780

Gross profit	107	113	308	177
COSTS AND EXPENSES:
Sales and marketing	—	530	593	1,504
Research and development	18	388	494	1,086
General and administrative	581	644	2,109	2,066
Write-off of technology license	—	—	283	—
Restructuring charges	—	—	—	573

Total costs and expenses	599	1,562	3,479	5,229

LOSS FROM OPERATIONS	(492)	(1,449)	(3,171)	(5,052)

INTEREST INCOME (EXPENSE), net	(12)	10	(5)	25

LOSS BEFORE INCOME TAX BENEFIT	(504)	(1,439)	(3,176)	(5,027)

INCOME TAX PROVISION	—	—

LOSS FROM CONTINUING OPERATIONS	(504)	(1,439)	(3,176)	(5,027)

DISCONTINUED OPERATIONS, Net	330	508	817	2

NET LOSS	$(174)	$(931)	$(2,359)	$(5,025)

NET GAIN (LOSS) PER SHARE:
Continuing Operations - Basic and diluted	$(0.02)	$(0.06)	$(0.13)	$(0.22)

Discontinued Operations - Basic and diluted	$0.01	$0.02	$0.03	$0.00

Net Loss - Basic and diluted	$(0.01)	$(0.04)	$(0.10)	$(0.22)

Basic and diluted shares	23,745	23,732	23,745	23,180